Exhibit 99.1

Hanger Orthopedic Group, Inc.

Two Bethesda Metro Center
Suite 1200
Bethesda, MD 20814

Phone 301 · 986 · 0701
Fax 301 · 986 · 0702

Contacts:	Ivan R. Sabel (301) 986-0701
George E. McHenry (301) 986-0701
Jason P. Owen (301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES NET INCOME

OF $1.3 MILLION FOR THE QUARTER ENDED MARCH 31, 2005

        BETHESDA, MARYLAND, May 2, 2005 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income of $1.3 million for the quarter ended March 31, 2005.

        Net sales for the quarter ended March 31, 2005 increased by $1.4 million, or 1.1%, to $133.0 million from $131.6 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $2.1 million, or 1.6%, increase from acquired practices, a $1.1 million, or 12.1%, increase in external sales of the Company’s distribution segment, and a $0.2 million increase in non-O&P business. These increases were offset by a $2.0 million, or 1.7%, decline in same-center sales in the Company’s O&P practices. Gross profit for the first quarter of 2005 decreased by $0.6 million to $65.6 million, or 49.3% of net sales, compared to $66.2 million, or 50.3% of net sales, in the first quarter of the prior year.

        Income from operations decreased by $4.4 million in the first quarter of 2005 to $11.1 million from $15.5 million in the same period of the prior year due principally to a $3.5 million increase in selling, general and administrative expenses. Selling, general and administrative expenses increased principally due to: (i) $0.9 million in fixed expenses from acquired practices, (ii) $0.5 million in salaries and benefits, (iii) $0.4 million in rent and occupancy costs and expenses, and (iv) $1.7 million in other operating costs.

        Based on the above, the Company reported net income of $1.3 million in the first quarter of 2005. The preferred stock 10% PIK dividend of $1.4 million reduced net income to a net loss applicable to common stock for the first quarter of 2005 of $0.1 million, or approximately $0.00 per diluted share. In the corresponding period of the prior year, Hanger had net income of $4.4 million. The preferred stock 7% PIK dividend of $0.9 million reduced net income applicable to common stock to $3.5 million, or approximately $0.15 per diluted share in the first quarter of 2004.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 615 patient-care centers in 44 states and the District of Columbia, with 3,376 employees including 1,017 practitioners. Hanger is organized into four units. The two key operating units are patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. The third is Linkia which is the first and only managed care organization for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.

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This document contains forward-looking statements relating to the Company’s revenues, contracts and operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future revenues, contracts and operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.

(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2005	2004
Income Statement:
Net sales	$133,000	$131,609
Cost of goods sold	67,446	65,400

Gross profit	65,554	66,209
Selling, general and administrative	50,937	47,391
Depreciation and amortization	3,509	3,314

Income from operations	11,108	15,504
Interest expense, net	8,843	8,073

Income before taxes	2,265	7,431
Provision for income taxes	930	3,041

Net income	1,335	4,390
Less preferred stock dividends declared and accretion	1,419	917

Net (loss) income applicable to common stock	$(84)	$3,473

Basic Per Share Data:
Net (loss) income applicable to common stock	$(0.0)	0.16
Basic Shares Outstanding	21,615,850	21,335,806

Diluted Per Share Data:
Net (loss) income applicable to common stock	$(0.0)	0.15
Diluted Shares Outstanding	21,615,850	22,808,554

Balance Sheet Data:
Working Capital	$147,249	$156,114
Total Debt	412,459	434,664
Shareholders' Equity	152,299	182,436

Hanger Orthopedic Group, Inc.

	Three Months Ended March 31,
Statistical Data:	2005	2004
Patient-care centers	615	612
Number of Practitioners	1,017	1,011
Number of states (including D.C.)	45	45
Payor mix:
Private pay and other	55.2%	55.8%
Medicare	32.4%	32.2%
Medicaid	7.7%	9.0%
VA	4.7%	3.0%
Percentage of net sales from:
Patient-care services	92.4%	93.1%
Distribution	7.6%	6.9%
Operating Margin	8.4%	11.7%

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